Exhibit 10.1

COMMERCIAL LEASE

1. PARTIES THIS LEASE IS MADE IN DUPLICATE BETWEEN

	Les Entreprises Mapoma Ltée. (the Lessor) 400 Collishaw Street Moncton, NB E1C 0B4

	- AND -

	Picomole Inc. (the Lessee) 191 Halifax Street Moncton, NB E1C 9R7

2. PREMISES	The Lessor agrees to lease to the Lessee and the Lessee agrees to lease from the lessor the following premises:

	The premises will contain 16,780 square feet on the lower level of the building, for office and warehouse space, and includes parking space located at:

	191 Halifax Street Moncton, NB E1C 9R7

3. TERM AND TERMINATION	The term of the lease will be for a period of three (3) years beginning January 1st, 2023 and expiring on December 31st, 2025. The lessee shall give written notice of departure no less than 4 months prior to the expiration of the term of the lease, or thereafter.

	Lessee may, if it is not in material breach of any of its obligations hereunder at the expiration of the term hereof, renew and extend this lease for a further period of three (3) years upon the same terms and conditions as contained herein except as to rent; PROVIDED ALWAYS that the Lessee shall have given to the Lessor 4 months’ notice in writing before the expiration of the term hereof of its desire to have such extension and renewal. The rent shall not increase by more than the sum of the previous 3 years rate of inflation, as determined by Statistics Canada.

4. RENT	1)	The annual gross rent throughout the lease term shall be based on 16,780 square feet at a rate of $10.50 per square feet (totaling $176,190.00 dollars per year), which will be billed in equal monthly installments of $14,682.50 dollars per month plus HST.

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	2)	The Lessor and the Lessee agree that the rent mentioned above includes provision of and payment for the following services and facilities:

● Snow removal
● Water and sewer
● Property taxes

5. ELECTRICITY & OTHER	1)	The electrical and heating costs shall be invoiced to the Lessee on a monthly basis by the Lessor, based on actual billing. A copy of invoices from NB Power, Enbridge and Irving shall be provided with the invoice from the lessor.

	2)	The Lessor, at all time, shall provide and permit the Lessee, at the Lessee’s cost, to use any utility services (including electricity and gas). The Lessor guarantees to the Lessee that the utility services will be continuous and without interruption and that Lessee will always have access to the control of all utility services (at any time). The Lessor at all time shall provide Lessee with a sewer system in good and proper working order.

	3)	The garbage removal costs shall be invoiced to the Lessee on a monthly basis by the Lessor, based on actual billing. A copy of the invoices shall be provided with the invoice from the lessor.

6. LESSOR’S OBLIGATIONS	The Lessor agrees to

	a)	deliver the premises to the Lessee in current condition, and;

	b)	shall grant the Lessee the right to install signage on the building;

	c)	warrant the heating, ventilation and air-conditioning equipment on leased premises to be in good and proper working order for the period of the lease, including any option period, save and except for any repairs or replacements arising out of related to the negligence of the Lessee;

	d)	during the term of the lease, the Lessor covenants with the Lessee for quiet enjoyment of the leased premises. Any lessor employee entering and/or doing work at the leased premises are the lessor’s responsibility.

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	e)	Lessor shall, at its sole cost and expense, take out and keep in full force and effect the following insurance with reputable insurers reasonably acceptable to the Lessee:

● “all risk” insurance, including the perils of fire, upon the building, in amounts not less than the full replacement cost thereof; and

● Comprehensive general liability insurance, with coverage to include the activities and operations conducted by Lessor and any other person in or on the building and any other person performing work on behalf of Lessor and those for whom Lessor is in law responsible. Such policies shall be issued for the global amount of not less than two million dollars ($2,000,000.00) for each occurrence involving bodily injury, death or property damage.

● Lessor warrants that any occupant of the building will be properly insured.

7. LESSEE’S OBLIGATIONS	The Lessee agrees to

	a)	be financially responsible for any leasehold improvements not outlined under the lessor’s obligations, whether they be done by the Lessor or other;

	b)	repair within a reasonable time after its occurrence any damage to the premises caused by the willful or negligent conduct of persons who are permitted on the premises by the Lessee;

	c)	in the event of the termination of the lease, the Lessee will be responsible for returning the premises to the Lessor in a good state of cleanliness and repair;

	d)	shall not be responsible for the replacements and repairs to the structure of the building (including the roof and the roof membrane), unless such repairs or replacements are due to the gross or intentional fault of the Lessee;

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	e)	at its sole cost and expense, take out and keep in full force and effect the following insurance with insurance companies authorized to carry on business in the Province of New Brunswick and reasonably acceptable to the Lessor:

		●	“all-risk” tenant insurance, including the perils of water damage and fire, covering the furniture and other moveable effects, equipment and leasehold improvements;

		●	Comprehensive general liability insurance, with coverage to include the activities and operations conducted by Lessee and any other person on the Leased Premises and by any other person performing work on behalf of Lessee and those for whom Lessee is in law responsible. Such policies shall be issued for the global amount of not less than two million dollars ($2,000,000.00) for each occurrence involving bodily injury, death or property damage.

8. ASSIGNMENT	The Lessor and the Lessee agree that the Lessee may not assign any right or rights under this lease.

9. BINDING EFFECT	This lease is binding on and is for the benefit of the heirs, executors and administrators, successors and assigns of the Lessor and the Lessee.

The Lessor and the Lessee sign this Lease this 16th day of May, 2023.

/s/ Roméo Goguen
Signature of Lessor
Roméo Goguen
President

/s/ Stephen Graham
Signature of Lessee
Dr. Stephen Graham
CEO and board member

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